EXHIBIT 21.1

Subsidiaries of Guaranty Bancshares, Inc.
Name	Jurisdiction of Organization
Guaranty Bank & Trust, N.A.	United States
Guaranty (TX) Capital Trust II	Delaware
Guaranty (TX) Capital Trust III	Delaware
DCB Financial Trust I	Delaware

Subsidiaries of Guaranty Bank & Trust, N.A.
Name	Jurisdiction of Organization
Guaranty Company, Inc.	Texas
GB Com, Inc.	Texas
2800 South Texas Avenue, LLC	Texas
Pin Oak Realty Holdings, Inc.	Texas
Guaranty Bank & Trust Political Action Committee	Texas
White Oak Aviation, LLC	Texas

Subsidiaries of Pin Oak Realty Holdings, Inc.
Name	Jurisdiction of Organization
Pin Oak Energy Holdings, Inc.	Texas